EXHIBIT 4.32

NEITHER THIS NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT COVERING THIS NOTE OR SUCH SECURITIES, AS THE CASE MAY BE, OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE REASONABLE SATISFACTION OF THE MAKER HEREOF.

2006 CONVERTIBLE BRIDGE NOTE

$	October , 2006
(the “Original Issue Date”)

FOR VALUE RECEIVED, Synova Healthcare Group, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of                     , or his registered successors or assigns (the “Payee”), in lawful money of the United States of America, the principal sum of                                                           ($                ), together with interest on the outstanding principal amount under this 2006 Convertible Promissory Note (this “Note”).

Interest on this Note shall be due and payable monthly in cash starting one month from the date hereof, until the earlier of the Maturity Date or the Advance Date at an annual rate of twelve percent (12%) per annum, computed on the basis of the actual number of days elapsed and a 365-day year. Upon the earlier of an Event of Default, the Maturity Date or the Advance Date, interest on this Note shall accrue until this Note is paid in full, at an annual rate of fifteen percent (15%) per annum, or if lower, the highest rate permitted by applicable law, computed on the basis of the actual number of days elapsed and a 365-day year.

Interest due under this Note shall be due and payable until the date that all principal indebtedness and interest evidenced by this Note is repaid in cash in full.

This Note is one of a series of notes of the Maker designated as “2006 Convertible Bridge Notes” (collectively, the “2006 Bridge Notes”). The Maker may issue 2006 Bridge Notes in an original aggregate principal amount of up to $2,000,000.

1. Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

“Additional Shares of Common Stock” means all shares of Common Stock issued (or deemed to be issued as a result of any determination of shares issued on a fully-diluted basis) by the Maker after the Original Issue Date, other than shares of Common Stock issued or issuable

(i) to officers, directors, employees, strategic business partners of, or consultants to, the Maker pursuant to stock option or stock purchase plans or agreements on terms approved by the Compensation Committee of the Board of Directors or the Board of Directors; or (ii) for which adjustment of the Conversion Price is made pursuant to Section 3 of this Note.

“Advance Date” means the first date on which funds are advanced to Maker or its Affiliate pursuant to a Subsequent Offering.

“Affiliate” shall have the meaning ascribed to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Common Stock” means the common stock of the Maker, $.001 par value per share, as constituted on the Original Issue Date, and any capital stock into which such common stock may thereafter be changed, and shall also include (a) capital stock of the Maker of any other class (regardless of how denominated) issued to the holders of shares of any common stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Maker and which is not subject to redemption, and (b) shares of common stock of any successor or acquiring corporation (as provided in Section 4.6 hereof) received by or distributed to the holders of common stock in the circumstances contemplated by Section 4.6 hereof.

“Conversion Notice” has the meaning set forth therefor in Section 3.2 of this Note.

“Conversion Price” means, in respect of a share of Common Stock at any date herein specified, the initial Conversion Price set forth in Section 3.3 of this Note, as adjusted from time to time pursuant to Section 4 of this Note.

“Event of Default” has the meaning set forth therefor in Section 6.1 of this Note.

“Maturity Date” has the meaning set forth therefor in Section 2.1 of this Note.

“Original Issue Date” means that date shown on the first page of this Note as the Original Issue Date.

“Prepayment Date” has the meaning set forth therefor in Section 2.2.2 of this Note.

“Prepayment Notice” has the meaning set forth therefor in Section 2.2.2 of this Note.

“Subsequent Offering” means any sale of any Securities of Maker after the Original Issue Date, which results in gross proceeds to the Company of at least $5,000,000.

2. Payments

2.1. Principal and Interest.

2.1.1. The principal amount of this Note, together with all unpaid and accrued interest thereon, shall be due and payable upon the earlier of: (a) January 31, 2007 (the “Maturity Date”) or (b) the Advance Date.

2.1.2. In the event those Holders of the 2006 Bridge Notes elect not to convert as provided in Section 3, Maker shall ensure that sufficient funds are set aside from any Subsequent Offering to pay all amounts due to such Holders of the 2006 Bridge Notes.

2.1.3. If the Advance Date shall not have occurred on or prior to the Maturity Date, then the principal indebtedness evidenced by this Note, together with accrued interest thereon, may at the option of the Payee be converted into shares of Common Stock as provided for in Section 3 of this Note.

2.2. Prepayment.

2.2.1. Maker’s Right To Make Prepayments. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note; provided, that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

2.2.2. Procedure. In order to make any prepayment hereunder, the Maker shall provide written notice to the Payee, not more than ten (10) business days and not less than eight (8) business days prior to the prepayment (the “Prepayment Notice”). The Prepayment Notice must state: (i) the amount to be pre-paid; and (ii) the date on which the prepayment will be made (the “Prepayment Date”).

2.3. Pro-rata Payments. The Maker may not make any payment due under this Note, including prepayments hereon, unless the Maker makes a simultaneous pro-rata payment to the holders of all of the 2006 Bridge Notes (excluding 2006 Bridge Notes where the holder thereof elects to convert upon such prepayment). Nothing in this section shall be deemed to relieve the Maker of it obligations to make payments hereunder. If Maker is prohibited from making a payment due under this Note, an Event of Default pursuant to Section 6.1 of this Note will occur.

3. Conversion into Common Stock.

3.1. Conversion. As provided in Section 3.2, the Payee may, in its sole discretion, elect to convert all or a portion of the outstanding principal amount of this Note then outstanding, together with any accrued interest thereon, into shares of the Common Stock, at the Conversion Price subject to adjustments as provided in Section 4 of this Note.

3.2. Procedure. In order to make an election to convert pursuant to Section 3.1 of this Note, the Payee shall provide written notice of Payee’s election to the Maker at any time on or after the Maturity Date (the “Conversion Notice”). The Conversion Notice must state the amount of principal and accrued interest thereon to be converted. Five (5) days after the Conversion Notice is received by the Maker, the entire amount of principal and accrued interest thereon listed in the Conversion Notice shall be converted into shares of Common Stock based upon the Conversion Price (as may be adjusted), at which time this Note shall be deemed paid in full and cancelled, subject only to (i) delivery of a stock certificate or stock certificates for the shares of Common Stock issuable upon conversion hereof and the payment by the Maker of any cash amount due for fractional shares; and (ii) payment of any outstanding principal and interest accrued thereon not converted hereunder; which shall occur against surrender of this Note by the Payee.

3.3. Conversion Price. For purposes of this Note, the “Conversion Price” shall mean $1.50 per share of Common Stock. The Conversion Price shall be adjusted from time to time in accordance with the provisions of Section 4 of this Note.

3.4. Fractional Shares. No fractional shares of Common Stock shall be issuable upon conversion of this Note, but a payment in cash will be made in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Note, or portion hereof, for conversion.

3.5. Securities Act of 1933

3.5.1. Restrictions On Transfer. Neither this Note nor any shares of Common Stock issued upon the conversion hereof shall be transferred, sold, assigned, exchanged, mortgaged, pledged, hypothecated or otherwise disposed of or encumbered (each, a “Transfer”) without compliance with the provisions of, and are otherwise restricted by, the provisions of, the Securities Act and this Note. Each certificate, if any, evidencing such shares of Common Stock issued upon any such Transfer, other than in a public offering pursuant to an effective registration statement, shall bear the restrictive legend set forth in Section 3.5.2, and each Note issued upon such Transfer shall bear a restrictive legend substantially similar to the legend set forth above on this Note, unless the Payee delivers to the Maker an opinion of counsel reasonably satisfactory to the Maker to the effect that such legend is not required for the purposes of compliance with the Securities Act. Holders of the Notes or such Common Stock, as the case may be, shall not be entitled to Transfer such Notes or such Common Stock except in accordance with this Section.

3.5.2. Restrictive Legends. (a) Except as otherwise provided in this Section 3.5, each certificate for Common Stock initially issued upon the conversion of this Note, and each certificate for Common Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with the legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OF OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF, AND ARE OTHERWISE RESTRICTED BY THE PROVISIONS OF, THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

3.5.3. Termination of Securities Law Restrictions. Notwithstanding the foregoing provisions of this Section 3.5, the restrictions imposed by Section 3.5 upon the transferability of this Note and the Common Stock and the legend requirements of Section 3.5 shall terminate as to any particular Note or shares of Common Stock when the Maker shall have received from the Payee thereof an opinion of counsel reasonably satisfactory to the Maker to the effect that such legend is not required in order to ensure compliance with the Securities Act. Whenever the restrictions imposed by this Section shall terminate as to this Note, as hereinabove provided, the Payee hereof shall be entitled to receive from the Maker, at the expense of the Maker, a new Note bearing the following legend in place of the restrictive legend set forth hereon:

“THE RESTRICTIONS ON TRANSFERABILITY OF THE WITHIN NOTE CONTAINED IN SECTION 3.5 HEREOF TERMINATED ON                         , 200  , AND ARE OF NO FURTHER FORCE AND EFFECT.”

All Notes issued upon registration of transfer, division or combination of, or in substitution for, any Note or Notes entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this Section 3.5 shall terminate as to any share of Common Stock, as hereinabove provided, the holder thereof shall be entitled to receive from the Maker, at the Maker’s expense, a new certificate representing such Common Stock not bearing the restrictive legend set forth in this Section.

3.5.4. Representation. The Payee of this Note, by acceptance hereof, acknowledges and represents that (i) this Note and the shares of Common Stock to be issued upon conversion hereof are being acquired solely for the Payee’s own account and not as a nominee for any other party and for investment, (ii) the Payee will not offer, sell or otherwise dispose of this Note or any shares of Common Stock to be issued upon conversion hereof except under circumstances that will not result in a violation of the Securities Act or any state securities laws and (iii) the Payee is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act. Upon conversion of this Note, the Payee shall, if requested by the Maker, confirm in writing, in form satisfactory to the Maker, that the shares of Common Stock issued as a result thereof are being acquired solely for such Payee’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

4. Adjustment To Conversion Price.

The Conversion Price of this Note shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

4.1. Failure to Complete Subsequent Offering. If the Maker fails to complete the Subsequent Offering by October 31, 2006 and the Conversion Price then in effect is greater than $1.00, then the Conversion Price shall forthwith be reduced to $1.00 per share.

4.2. Adjustment Upon Future Issuance. If the Maker shall, at any time or from time to time after the Original Issue Date, issue Additional Shares of Common Stock, options to purchase or rights to subscribe for Additional Shares of Common Stock, securities by their terms convertible into or exchangeable for Additional Shares of Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, without consideration or for consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock or securities, then the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as provided in this Section 4) be reduced on a weighted average basis effective concurrently with such issuance; provided, however, that the foregoing shall not be applicable to any issuances pursuant to the Company’s 2005 Equity Incentive Plan, the Company’s Consultant Stock Compensation Plan or the exercise or conversion of any outstanding options, warrants or other outstanding convertible securities.

4.3. Calculation of Consideration. For the purposes of any adjustment of a Conversion Price pursuant to Section 4.2 of this Note, the following provisions shall be applicable:

4.3.1. In the case of the issuance of Additional Shares of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Maker to any underwriter or placement agent in connection with the issuance and sale thereof.

4.3.2. In the case of the issuance of Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof.

4.3.3. In the case of the issuance of Additional Shares of Common Stock for no consideration, the Maker and the Payee shall mutually in good faith agree upon an amount of consideration per share to use in these calculations.

4.3.4. In the case of the issuance of options to purchase or rights to subscribe for Additional Shares of Common Stock, securities by their terms convertible into or exchangeable for Additional Shares of Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

a. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Additional Shares of Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.3.1 and 4.3.2 of this Note), if any, received by the Maker upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

b. the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Maker for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Maker upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.3.1 and 4.3.2 of this Note);

c. on any change in the number of shares or exercise price for Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

d. no further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities; and

e. on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

4.4. Adjustment Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in outstanding shares.

4.5. Adjustment Upon Combinations. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased and the number of shares of Common Stock issuable upon conversion of this Note shall be appropriately decreased in proportion to such decrease in outstanding shares.

4.6. Adjustment Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Maker, any reclassification of the stock of the Maker (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Maker with or into another corporation (where the Maker is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), this Note shall after such reorganization, reclassification, consolidation, or merger be exercisable for the kind and number of shares of stock or other securities or property of the Maker or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of this Note would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

4.7. Deferral of Adjustment In Certain Circumstances. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date of an event, the Maker may defer until the occurrence of such event issuing to the Payee after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event and issue to such Payee only the shares of capital stock issuable upon such conversion before giving effect to such adjustments, provided, however, that the Maker shall deliver to such Payee an appropriate instrument or due bills evidencing such Payee’s right to receive such additional shares.

4.8. Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided:

4.8.1. the Maker shall compute the adjusted Conversion Price in accordance with this Section 4 and prepare a certificate signed by the Controller or Chief Financial Officer of the Maker setting forth the adjusted Conversion Price showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose; and

4.8.2. a notice stating that the Conversion Price for which this Note is convertible has been adjusted and setting forth the adjusted Conversion Price shall forthwith be prepared by the Maker, and as soon as practicable after it is prepared, such notice shall be mailed by the Maker at its expense to Payee.

5. Warrants Coverage.

Simultaneous with the delivery of this Note, the Maker shall also issue to the Payee warrants (the “Warrant”) exercisable for the Common Stock in substantially the form of Exhibit A attached hereto and incorporated herein. The Warrant shall be exercisable for that number of shares of Common Stock calculated as follows: (i) thirty percent (30%) of the principal amount of this Note; divided by (ii) $1.50, subject to anti-dilution provisions contained.

6. Defaults

6.1. Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

a. If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for five (5) business days following written demand thereof from Payee.

b. If Maker shall fail to observe or perform any other of the agreements or covenants of Maker herein contained or contained in the Warrant and such failure continues for twenty (20) days following written demand thereof from Payee.

c. There exists a default or an event that, with the giving of notice, would constitute a default under any other indebtedness of Maker or any subsidiary for borrowed money.

d. If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker or any subsidiary of Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

e. The entry of a final judgment for payment against Maker in an amount exceeding $100,000 which shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within 45 days after the expiration of any stay.

f. If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 90 days.

g. If the Maker shall sell or otherwise transfer all or substantially all of its assets.

6.2. Notice by Maker. Maker shall notify Payee in writing within five (5) days after the occurrence of any Event of Default of which Maker acquires knowledge.

6.3. Remedies. To the extent that Payee has not converted the debt into Maker’s Common Stock and Maker has not retired the debt in full, upon the occurrence of an Event of

Default hereunder (unless such Event of Default has been cured by Maker or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

7. Confession Of Judgment; Waiver Of Jury Trial

7.1. Confession of Judgment. THE FOLLOWING SETS FORTH A WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST MAKER. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST MAKER, MAKER, FOLLOWING CONSULTATION WITH (OR DECISION NOT TO CONSULT WITH) SEPARATE COUNSEL FOR MAKER, AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, HEREBY WAIVES ANY AND ALL RIGHTS MAKER HAS, OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY TO BE HEARD UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. MAKER SPECIFICALLY ACKNOWLEDGES THAT PAYEE HAS RELIED ON THIS WARRANT OF ATTORNEY IN GRANTING THE FINANCIAL ACCOMMODATIONS DESCRIBED HEREIN.

MAKER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR MAKER IN ANY AND ALL ACTIONS, AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT TO: (I) ENTER JUDGMENT AGAINST MAKER FOR THE PRINCIPAL SUM HEREOF; OR (II) SIGN FOR MAKER AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN AMICABLE ACTION OR ACTIONS TO CONFESS JUDGMENT AGAINST MAKER FOR ALL OR ANY PART OF THE INDEBTEDNESS EVIDENCED HEREBY; AND IN EITHER CASE FOR INTEREST AND COSTS TOGETHER WITH A REASONABLE COLLECTION FEE. MAKER FURTHER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR AND ENTER JUDGMENT AGAINST MAKER AND IN FAVOR OF PAYEE OR ANY HOLDER HEREOF WITH RESPECT TO AN AMICABLE ACTION OR REPLEVIN OR ANY OTHER ACTION TO RECOVER POSSESSION OF ANY COLLATERAL SECURING THIS NOTE. MAKER WAIVES ALL RELIEF FROM ANY AND ALL APPRAISEMENT OR EXEMPTION LAWS NOW IN FORCE OR HEREAFTER ENACTED. IF A COPY OF THIS NOTE, VERIFIED BY AFFIDAVIT OF PAYEE OR ANY OTHER HOLDER HEREOF, SHALL BE FILED IN ANY PROCEEDING OR ACTION WHEREIN JUDGMENT IS TO BE CONFESSED, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL HEREOF AND SUCH VERIFIED COPY SHALL BE SUFFICIENT WARRANT FOR ANY ATTORNEY OF THE COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT AGAINST THE MAKER AS PROVIDED HEREIN. JUDGMENT MAY BE CONFESSED FROM TIME TO TIME UNDER THE AFORESAID POWERS WHICH SHALL NOT BE EXHAUSTED BY ONE EXERCISE THEREOF.

7.2. Waiver of Jury Trial. MAKER AND PAYEE EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT BY ANY PARTY WITH RESPECT TO THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EVIDENCING OR SECURING INDEBTEDNESS FROM MAKER TO PAYEE.

8. Miscellaneous.

8.1. Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver or any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

8.2. Notice Generally. Any notice, demand, request, consent, approval, declaration, delivery or communication hereunder to be made pursuant to the provisions of this Note shall be sufficiently given or made if sent by confirmed facsimile transmission to the fax number given below or in writing and delivered in person with receipt acknowledged, sent by a recognized overnight courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Maker:	Synova Healthcare Group, Inc.
1400 North Providence Road
Media, Pennsylvania 19063
Attn.: Chief Executive Officer
Fax: (610) 565-7081

if to Payee:	c/o The Keystone Equities Group
1003 Egypt Road
Box 1155
Oaks, Pennsylvania 19456-1155
Attn.: Mr. William Fretz
Fax: (610) 415-6328

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three (3) Business Days after the same shall have been deposited in the United States mail, or one (1) Business Day after the same shall have been sent by Federal Express or another recognized overnight courier service.

8.3. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.4. Governing Law. This Note will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

8.5. Section Headings, Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

MAKER:

Synova Healthcare Group, Inc.

By:
Name:
Title:

EXHIBIT A

to

Promissory Note dated October     , 2006

Made by

Synova Healthcare Group, Inc.,